Exhibit 99.1

E*TRADE Financial Corporation Announces Fourth Quarter and Full Year 2010 Results

NEW YORK--(BUSINESS WIRE)--January 26, 2011--E*TRADE Financial Corporation (NASDAQ: ETFC):

Fourth Quarter Results

  Net loss of $24 million, or $0.11 loss per share, down from $0.03 income per share in prior quarter and improved from a $0.36 loss per share in fourth quarter 2009
  Total net revenue of $518 million, up from $489 million in prior quarter and down from $523 million in fourth quarter 2009
  Provision for loan losses of $194 million, including an increase of approximately $60 million to the qualitative reserve, up from $152 million in prior quarter and down from $292 million in fourth quarter 2009
  Special mention delinquencies (30-89 days) down by two percent from prior quarter; at-risk delinquencies (30-179 days) down by three percent from prior quarter
  Daily Average Revenue Trades (DARTs) of 151,000, up 19 percent from prior quarter and down five percent from fourth quarter 2009
  Net new brokerage accounts of 28,000, up from 7,000 in prior quarter and a net loss of 9,000 in fourth quarter 2009
  Net new brokerage assets of $2.4 billion, up from $1.4 billion in prior quarter and $1.5 billion in fourth quarter 2009

Full Year 2010 Performance

  Net loss of $28 million, or $0.13 loss per share, an improvement over $11.85 loss per share in 2009 (or $4.79 loss per share excluding the $968 million pre-tax non-cash charge on debt exchange)(1)
  Total net revenue of $2.1 billion, down from $2.2 billion in 2009
  Provision for loan losses of $779 million, down from $1.5 billion in 2009
  Special mention delinquencies down by 27 percent from prior year; at-risk delinquencies down by 31 percent from prior year
  DARTs of 151,000, down from 179,000 in 2009
  Net new brokerage accounts of 54,000, down from 114,000 in 2009
  Net new brokerage assets of $8.1 billion, up from $7.2 billion in 2009

E*TRADE Financial Corporation (NASDAQ: ETFC) today announced results for its fourth quarter ended December 31, 2010, reporting a net loss of $24 million, or $0.11 loss per share, compared with net income of $8 million, or $0.03 income per share, in the prior quarter and a net loss of $67 million, or $0.36 loss per share, in the fourth quarter of 2009. The fourth quarter results include an increase to the qualitative component of the loan loss reserve of approximately $60 million which the company does not expect to recur as it does not expect to increase the reserve percentage in future periods. For the year ended December 31, 2010, the company reported a net loss of $28 million, or $0.13 loss per share, compared to a net loss of $1.3 billion, or $11.85 loss per share, a year ago. The year ended December 31, 2009 included a $968 million pre-tax non-cash charge for corporate debt extinguished in relation to the company’s $1.74 billion debt exchange, which had an after-tax impact of approximately $773 million, or $7.06 loss per share(1). Excluding the impact of this item, the company reported a net loss of $525 million, or $4.79 loss per share for the year ended December 31, 2009(1).

The company reported total net revenue of $518 million for the fourth quarter, compared with $489 million in the prior quarter and $523 million in the year ago period. For the full year, the company reported total net revenue of $2.1 billion, compared with $2.2 billion in 2009.

“E*TRADE delivered significant operating performance improvement in 2010 driven by strength in our brokerage business, declining loan loss provision on continued positive legacy asset trends, and general expense management,” said Steven Freiberg, Chief Executive Officer of E*TRADE Financial Corporation. “Our ongoing investment in the customer experience resulted in strong organic growth in net new brokerage assets, margin receivables, and brokerage accounts – even as investor engagement lagged across the industry during much of the year.”

Mr. Freiberg continued: “Our fourth quarter operating results were strong notwithstanding several expenses that we do not expect to incur in future periods as well as an increased investment in advertising.

“These expenses included a $60 million increase to the qualitative component of our loan loss reserve, reflecting an increase from five percent to 15 percent of the general allowance for loan losses. This increase reflects the growing size and importance of our loan modification program as well as the limited historical information or industry knowledge of how these modified loans will perform over the cycle. We continue to be pleased with the progress of our legacy loan portfolio, in particular trends in delinquencies and our loan modification program, and we do not expect to increase the reserve percentage in future periods. In addition, we incurred $15 million of expenses related primarily to restructuring and severance, including the final stages of our international local operations closures, all of which will drive future savings.

“At the same time, we believe our increased advertising spend is effectively supporting our strategy to attract and retain customers and increase brokerage inflows.

“We enter the year with strong momentum; continue to position the company for long-term, sustainable profitability; and expect to be profitable in 2011,” concluded Mr. Freiberg.

E*TRADE reported DARTs of 151,000 during the quarter, an increase of 19 percent from the prior quarter and a decrease of five percent versus the same quarter a year ago. DARTs for the full year were 151,000 as compared to 179,000 in 2009, a decrease consistent with the industry-wide decline in trading activity.

At quarter end, the company reported 4.2 million customer accounts, which included a record 2.7 million brokerage accounts. Net new brokerage accounts were 28,000 during the quarter compared with 7,000 in the prior quarter. For the full year, the company added 54,000 net new brokerage accounts.

The company ended the quarter with $176 billion in total customer assets, compared with $159 billion in the prior quarter, and $151 billion at the end of 2009.

During the quarter, net new brokerage assets were positive $2.4 billion, totaling $8.1 billion for the full year. Brokerage-related cash increased by $1.9 billion to $24.5 billion during the period, while customers were net buyers of approximately $0.1 billion of securities. Average margin receivables increased four percent sequentially from $4.7 billion to $4.9 billion.

Net operating interest income for the fourth quarter was $305 million, reflecting a net interest spread of 2.88 percent on average interest-earning assets of $41.5 billion. The $6 million sequential increase in net operating interest income resulted from a $1.8 billion increase in average interest-earning assets, reflecting the increase in brokerage customer cash.

Commissions, fees and service charges, principal transactions, and other revenue in the fourth quarter were $181 million, compared with $151 million in the third quarter. This reflected the sequential increase in trading activity and increase in the average commission per trade, from $11.03 to $11.37.

Total net revenue this quarter also included $32 million of net gains on loans and securities, including a net impairment of $10 million.

Total operating expense increased 14 percent, or $38 million, to $305 million from the prior quarter. The increase reflected $15 million primarily in restructuring and severance costs recorded during the period that the company does not expect to recur in future quarters, as well as a $13 million seasonal increase in advertising spend. It also reflects an increase in professional services expenses compared with the third quarter which benefited from a $6 million credit that did not recur in the fourth quarter. For the year, operating expenses declined eight percent.

The company continued to make progress during the fourth quarter in reducing balance sheet risk as its legacy loan portfolio contracted by $1.0 billion from the prior quarter, including $0.8 billion related to prepayments or scheduled principal reductions.

Fourth quarter provision for loan losses increased $42 million from the prior quarter to $194 million, including the $60 million increase to the qualitative component of the loan loss reserve which the company does not expect to recur as it does not expect to increase the reserve percentage in future periods.

Net charge-offs in the quarter were $195 million, a decrease of $27 million from the prior quarter. The allowance for loan losses remained at $1.0 billion, or six percent of gross loans receivable, at quarter end.

For the company’s entire loan portfolio, special mention delinquencies declined by two percent and at-risk delinquencies declined by three percent in the quarter. As compared to the year-ago period, special mention delinquencies declined by 27 percent and at-risk delinquencies declined by 31 percent.

As of December 31, 2010, the company reported Bank Tier 1 capital ratios of 7.29 percent to total adjusted assets and 13.71 percent to risk-weighted assets. The Bank had excess risk-based total capital (i.e., above the level regulators define as well-capitalized) of $1.1 billion at quarter end.

Historical metrics and financials through December 2010 can be found on the E*TRADE Financial Investor Relations website at https://investor.etrade.com.

The company will host a conference call to discuss the results beginning at 5:00 p.m. EST today. This conference call will be available to domestic participants by dialing 800-683-1525 and 973-872-3197 for international participants. The conference ID number is 33857489. A live audio webcast and replay of this conference call will also be available at https://investor.etrade.com.

About E*TRADE Financial

The E*TRADE Financial family of companies provides financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing, and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries. ETFC-E

Important Notices

E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

Forward-Looking Statements: The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Such statements include those relating to the ability of the company to sustain profitability, attract and retain customers, increase brokerage inflows, reduce expenses, avoid unexpected or unusual expenses and continue progress in our legacy loan portfolio. The uncertainties and risks include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the uncertainty surrounding the foreclosure process, and the potential negative regulatory consequences resulting from the implementation of financial regulatory reform as well as from actions by the Office of Thrift Supervision or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (“SEC”) (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

© 2011 E*TRADE Financial Corporation. All rights reserved.

Financial Statements
E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Loss
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue:
Operating interest income	$381,901	$420,365	$1,546,713	$1,832,558
Operating interest expense	(76,977)	(99,393)	(320,430)	(571,956)
Net operating interest income	304,924	320,972	1,226,283	1,260,602
Commissions	108,677	123,771	431,000	547,993
Fees and service charges	35,364	47,494	142,377	192,516
Principal transactions	26,917	22,830	103,346	88,053
Gains on loans and securities, net	41,354	18,667	166,212	169,106
Net impairment	(9,559)	(21,412)	(37,670)	(89,095)
Other revenues	10,272	11,118	46,327	47,841
Total non-interest income	213,025	202,468	851,592	956,414
Total net revenue	517,949	523,440	2,077,875	2,217,016
Provision for loan losses	193,784	292,402	779,412	1,498,112
Operating expense:
Compensation and benefits	81,110	94,051	325,044	366,232
Clearing and servicing	36,393	40,723	147,493	170,711
Advertising and market development	38,648	26,384	132,150	114,399
Professional services	25,304	17,022	81,177	78,718
FDIC insurance premiums	19,382	19,424	77,728	94,258
Communications	16,948	21,316	73,342	84,381
Occupancy and equipment	17,238	19,278	70,915	78,360
Depreciation and amortization	22,088	20,699	87,931	83,337
Amortization of other intangibles	7,076	7,434	28,475	29,737
Facility restructuring and other exit activities	9,872	13,820	14,346	20,652
Other operating expenses	30,627	38,254	103,976	122,544
Total operating expense	304,686	318,405	1,142,577	1,243,329
Income (loss) before other income (expense) and income tax expense (benefit)	19,479	(87,367)	155,886	(524,425)
Other income (expense):
Corporate interest income	55	67	6,188	860
Corporate interest expense	(43,069)	(39,897)	(167,130)	(282,688)
Gains (losses) on sales of investments, net	855	311	2,655	(1,714)
Losses on early extinguishment of debt	-	-	-	(1,018,848)
Equity in loss of investments and venture funds	(2,335)	(1,644)	(740)	(8,616)
Total other income (expense)	(44,494)	(41,163)	(159,027)	(1,311,006)
Loss before income tax expense (benefit)	(25,015)	(128,530)	(3,141)	(1,835,431)
Income tax expense (benefit)	(900)	(61,381)	25,331	(537,669)
Net loss	$(24,115)	$(67,149)	$(28,472)	$(1,297,762)

Basic loss per share(2)	$(0.11)	$(0.36)	$(0.13)	$(11.85)
Diluted loss per share(2)	$(0.11)	$(0.36)	$(0.13)	$(11.85)
Shares used in computation of per share data (2):
Basic	220,545	186,717	211,302	109,544
Diluted(3)	220,545	186,717	211,302	109,544

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
Revenue:
Operating interest income	$381,901	$376,066	$420,365
Operating interest expense	(76,977)	(77,131)	(99,393)
Net operating interest income	304,924	298,935	320,972
Commissions	108,677	89,517	123,771
Fees and service charges	35,364	29,579	47,494
Principal transactions	26,917	21,512	22,830
Gains on loans and securities, net	41,354	46,904	18,667
Net impairment	(9,559)	(7,301)	(21,412)
Other revenues	10,272	10,276	11,118
Total non-interest income	213,025	190,487	202,468
Total net revenue	517,949	489,422	523,440
Provision for loan losses	193,784	151,983	292,402
Operating expense:
Compensation and benefits	81,110	75,784	94,051
Clearing and servicing	36,393	33,800	40,723
Advertising and market development	38,648	25,590	26,384
Professional services	25,304	16,103	17,022
FDIC insurance premiums	19,382	19,771	19,424
Communications	16,948	17,523	21,316
Occupancy and equipment	17,238	17,856	19,278
Depreciation and amortization	22,088	23,196	20,699
Amortization of other intangibles	7,076	7,116	7,434
Facility restructuring and other exit activities	9,872	2,954	13,820
Other operating expenses	30,627	27,201	38,254
Total operating expense	304,686	266,894	318,405
Income (loss) before other income (expense) and income tax expense (benefit)	19,479	70,545	(87,367)
Other income (expense):
Corporate interest income	55	6,053	67
Corporate interest expense	(43,069)	(41,813)	(39,897)
Gains on sales of investments, net	855	1,691	311
Equity in loss of investments and venture funds	(2,335)	(932)	(1,644)
Total other income (expense)	(44,494)	(35,001)	(41,163)
Income (loss) before income tax expense (benefit)	(25,015)	35,544	(128,530)
Income tax expense (benefit)	(900)	27,140	(61,381)
Net income (loss)	$(24,115)	$8,404	$(67,149)

Basic earnings (loss) per share(2)	$(0.11)	$0.04	$(0.36)
Diluted earnings (loss) per share(2)	$(0.11)	$0.03	$(0.36)
Shares used in computation of per share data (2):
Basic	220,545	220,415	186,717
Diluted(3)	220,545	289,271	186,717

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
(In thousands, except share amounts)
(Unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
ASSETS
Cash and equivalents	$2,374,346	$3,130,401	$3,483,238
Cash and investments required to be segregated under federal or other regulations	609,510	636,391	1,545,280
Trading securities	62,173	60,902	38,303
Available-for-sale securities	14,805,677	12,687,899	13,319,712
Held-to-maturity securities	2,462,710	2,528,178	-
Margin receivables	5,120,575	4,559,946	3,827,212
Loans, net	15,127,390	16,108,601	19,174,933
Investment in FHLB stock	164,381	170,791	183,863
Property and equipment, net	302,658	308,147	320,169
Goodwill	1,939,976	1,939,976	1,952,326
Other intangibles, net	325,403	332,430	356,404
Other assets	3,078,202	2,804,951	3,165,045
Total assets	$46,373,001	$45,268,613	$47,366,485

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$25,240,297	$24,167,459	$25,597,721
Securities sold under agreements to repurchase	5,888,249	5,907,948	6,441,875
Customer payables	5,020,086	4,629,258	5,234,199
FHLB advances and other borrowings	2,731,714	2,756,063	2,746,959
Corporate debt	2,145,881	2,145,309	2,458,691
Other liabilities	1,294,329	1,498,105	1,137,485
Total liabilities	42,320,556	41,104,142	43,616,930

Shareholders' equity:
Common stock, $0.01 par value, shares authorized: 400,000,000 at
December 31, 2010 and September 30, 2010, 4,000,000,000 at December 31,
2009; shares issued and outstanding: 220,840,821 at December 31, 2010,
220,731,411 at September 30, 2010, and 189,397,099 at December 31, 2009(2)	2,208	2,207	1,894
Additional paid-in-capital(2)	6,640,715	6,636,273	6,275,157
Accumulated deficit	(2,151,838)	(2,127,723)	(2,123,366)
Accumulated other comprehensive loss	(438,640)	(346,286)	(404,130)
Total shareholders' equity	4,052,445	4,164,471	3,749,555
Total liabilities and shareholders' equity	$46,373,001	$45,268,613	$47,366,485

Segment Reporting
	Three Months Ended December 31, 2010
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(4)	Total
	(In thousands)
Revenue:
Operating interest income	$202,982	$317,665	$6	$(138,752)	$381,901
Operating interest expense	(13,973)	(201,756)	-	138,752	(76,977)
Net operating interest income	189,009	115,909	6	-	304,924
Commissions	108,677	-	-	-	108,677
Fees and service charges	33,554	1,810	-	-	35,364
Principal transactions	26,917	-	-	-	26,917
Gains (losses) on loans and securities, net	(58)	41,441	(29)	-	41,354
Net impairment	-	(9,559)	-	-	(9,559)
Other revenues	8,581	1,691	-	-	10,272
Total non-interest income	177,671	35,383	(29)	-	213,025
Total net revenue	366,680	151,292	(23)	-	517,949
Provision for loan losses	-	193,784	-	-	193,784
Operating expense:
Compensation and benefits	54,734	4,832	21,544	-	81,110
Clearing and servicing	18,125	18,268	-	-	36,393
Advertising and market development	38,648	-	-	-	38,648
Professional services	12,824	1,321	11,159	-	25,304
FDIC insurance premiums	-	19,382	-	-	19,382
Communications	16,332	260	356	-	16,948
Occupancy and equipment	16,087	726	425	-	17,238
Depreciation and amortization	16,910	327	4,851	-	22,088
Amortization of other intangibles	7,076	-	-	-	7,076
Facility restructuring and other exit activities	-	-	9,872	-	9,872
Other operating expenses	11,249	11,008	8,370	-	30,627
Total operating expense	191,985	56,124	56,577	-	304,686
Income (loss) before other income (expense) and income taxes	174,695	(98,616)	(56,600)	-	19,479
Other income (expense):
Corporate interest income	-	-	55	-	55
Corporate interest expense	-	-	(43,069)	-	(43,069)
Gains on sales of investments, net	-	-	855	-	855
Equity in loss of investments and venture funds	-	-	(2,335)	-	(2,335)
Total other income (expense)	-	-	(44,494)	-	(44,494)
Income (loss) before income taxes	$174,695	$(98,616)	$(101,094)	$-	$(25,015)

	Three Months Ended September 30, 2010
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(4)	Total
	(In thousands)
Revenue:
Operating interest income	$202,004	$314,567	$6	$(140,511)	$376,066
Operating interest expense	(14,064)	(203,578)	-	140,511	(77,131)
Net operating interest income	187,940	110,989	6	-	298,935
Commissions	89,517	-	-	-	89,517
Fees and service charges	28,937	642	-	-	29,579
Principal transactions	21,512	-	-	-	21,512
Gains (losses) on loans and securities, net	13	46,896	(5)	-	46,904
Net impairment	-	(7,301)	-	-	(7,301)
Other revenues	8,258	2,018	-	-	10,276
Total non-interest income	148,237	42,255	(5)	-	190,487
Total net revenue	336,177	153,244	1	-	489,422
Provision for loan losses	-	151,983	-	-	151,983
Operating expense:
Compensation and benefits	54,205	3,896	17,683	-	75,784
Clearing and servicing	15,625	18,175	-	-	33,800
Advertising and market development	25,590	-	-	-	25,590
Professional services	13,158	631	2,314	-	16,103
FDIC insurance premiums	-	19,771	-	-	19,771
Communications	16,823	293	407	-	17,523
Occupancy and equipment	16,312	742	802	-	17,856
Depreciation and amortization	17,997	328	4,871	-	23,196
Amortization of other intangibles	7,116	-	-	-	7,116
Facility restructuring and other exit activities	-	-	2,954	-	2,954
Other operating expenses	11,355	10,534	5,312	-	27,201
Total operating expense	178,181	54,370	34,343	-	266,894
Income (loss) before other income (expense) and income taxes	157,996	(53,109)	(34,342)	-	70,545
Other income (expense):
Corporate interest income	-	-	6,053	-	6,053
Corporate interest expense	-	-	(41,813)	-	(41,813)
Gains on sales of investments, net	-	-	1,691	-	1,691
Equity in loss of investments and venture funds	-	-	(932)	-	(932)
Total other income (expense)	-	-	(35,001)	-	(35,001)
Income (loss) before income taxes	$157,996	$(53,109)	$(69,343)	$-	$35,544

	Three Months Ended December 31, 2009
	Trading and Investing	Balance Sheet Management	Corporate/ Other	Eliminations(4)	Total
	(In thousands)
Revenue:
Operating interest income	$221,259	$367,089	$15	$(167,998)	$420,365
Operating interest expense	(24,565)	(242,826)	-	167,998	(99,393)
Net operating interest income	196,694	124,263	15	-	320,972
Commissions	123,771	-	-	-	123,771
Fees and service charges	45,864	1,630	-	-	47,494
Principal transactions	22,830	-	-	-	22,830
Gains (losses) on loans and securities, net	-	18,729	(62)	-	18,667
Net impairment	-	(21,412)	-	-	(21,412)
Other revenues	8,570	2,548	-	-	11,118
Total non-interest income	201,035	1,495	(62)	-	202,468
Total net revenue	397,729	125,758	(47)	-	523,440
Provision for loan losses	-	292,402	-	-	292,402
Operating expense:
Compensation and benefits	71,981	5,283	16,787	-	94,051
Clearing and servicing	21,469	19,254	-	-	40,723
Advertising and market development	26,384	-	-	-	26,384
Professional services	6,897	1,131	8,994	-	17,022
FDIC insurance premiums	-	19,424	-	-	19,424
Communications	20,771	57	488	-	21,316
Occupancy and equipment	17,076	760	1,442	-	19,278
Depreciation and amortization	15,733	211	4,755	-	20,699
Amortization of other intangibles	7,434	-	-	-	7,434
Facility restructuring and other exit activities	-	-	13,820	-	13,820
Other operating expenses	19,418	11,594	7,242	-	38,254
Total operating expense	207,163	57,714	53,528	-	318,405
Income (loss) before other income (expense) and income taxes	190,566	(224,358)	(53,575)	-	(87,367)
Other income (expense):
Corporate interest income	-	-	67	-	67
Corporate interest expense	-	-	(39,897)	-	(39,897)
Gains on sales of investments, net	-	-	311	-	311
Equity in loss of investments and venture funds	-	-	(1,644)	-	(1,644)
Total other income (expense)	-	-	(41,163)	-	(41,163)
Income (loss) before income taxes	$190,566	$(224,358)	$(94,738)	$-	$(128,530)

Key Performance Metrics(5)
Corporate Metrics	Qtr ended 12/31/10	Qtr ended 9/30/10	Qtr ended 12/31/10 vs. 9/30/10	Qtr ended 12/31/09	Qtr ended 12/31/10 vs. 12/31/09

Operating margin %(6)
Consolidated	4%	14%	(10)%	N.M.	N.M.
Trading and Investing	48%	47%	1%	48%	0%
Balance Sheet Management	N.M.	N.M.	N.M.	N.M.	N.M.

Employees	2,962	2,959	0%	3,084	(4)%
Consultants and other	209	192	9%	140	49%
Total headcount	3,171	3,151	1%	3,224	(2)%

Book value per share	$18.35	$18.87	(3)%	$19.80	(7)%
Tangible book value per share(7)	$9.08	$9.53	(5)%	$8.55	6%

Corporate cash ($MM)(8)	$470.5	$490.3	(4)%	$393.2	20%

Enterprise net interest spread (basis points)(9)	288	295	(2)%	286	1%
Enterprise interest-earning assets, average ($MM)	$41,467	$39,689	4%	$43,828	(5)%

Earnings before interest, taxes, depreciation & amortization ("EBITDA") ($MM)
Net income (loss)	$(24.1)	$8.4	N.M.	$(67.1)	N.M.
Income tax expense (benefit)	(0.9)	27.2	N.M.	(61.4)	N.M.
Depreciation & amortization	29.1	30.3	(4)%	28.1	4%
Corporate interest expense	43.1	41.8	3%	39.9	8%
EBITDA	$47.2	$107.7	(56)%	$(60.5)	N.M.

Interest coverage (10)	1.1	2.6	N.M.	(1.5)	N.M.

Bank earnings before taxes and before credit losses ($MM) (11)	$208.9	$197.7	6%	$246.9	(15)%

Trading and Investing Metrics

Trading days	63.5	64.0	N.M.	63.0	N.M.

DARTs	150,540	126,530	19%	158,146	(5)%

Total trades (MM)(12)	9.6	8.1	19%	9.9	(3)%
Average commission per trade	$11.37	$11.03	3%	$11.41	0%

End of period margin receivables ($B)	$5.1	$4.6	11%	$3.7	38%
Average margin receivables ($B)	$4.9	$4.7	4%	$3.5	40%

Gross new brokerage accounts	96,057	73,306	31%	85,030	13%
Gross new stock plan accounts	49,612	41,867	18%	47,144	5%
Gross new banking accounts	4,994	4,801	4%	6,519	(23)%
Closed accounts(12)	(129,589)	(138,751)	N.M.	(175,749)	N.M.
Net new accounts	21,074	(18,777)	N.M.	(37,056)	N.M.

Net new brokerage accounts	27,609	7,202	N.M.	(9,203)	N.M.
Net new stock plan accounts	15,074	2,803	N.M.	7,798	N.M.
Net new banking accounts	(21,609)	(28,782)	N.M.	(35,651)	N.M.
Net new accounts	21,074	(18,777)	N.M.	(37,056)	N.M.

End of period brokerage accounts	2,684,311	2,656,702	1%	2,630,079	2%
End of period stock plan accounts	1,048,524	1,033,450	1%	1,025,813	2%
End of period banking accounts	514,997	536,606	(4)%	723,404	(29)%
End of period total accounts	4,247,832	4,226,758	0%	4,379,296	(3)%

Net new customers(12)	20,882	3,162	N.M.	(19,486)	N.M.

End of period brokerage customers(12)	2,240,343	2,219,238	1%	2,206,991	2%
End of period all other customers	826,452	826,675	0%	920,241	(10)%
End of period total customers	3,066,795	3,045,913	1%	3,127,232	(2)%

Segment revenue per brokerage customer	$164	$151	9%	$174	(6)%

Customer Assets ($B)
Security holdings	$121.1	$108.8	11%	$99.6	22%
Customer payables (cash)	5.0	4.6	9%	4.7	6%
Customer cash balances held by third parties	3.4	3.2	6%	3.2	6%
Unexercised stock plan customer options (vested)	21.6	18.7	16%	17.6	23%
Customer assets in brokerage and stock plan accounts	151.1	135.3	12%	125.1	21%
Sweep deposit accounts	16.1	14.8	9%	12.5	29%
Savings and transaction accounts	8.6	8.7	(1)%	11.7	(26)%
CDs	0.4	0.6	(33)%	1.2	(67)%
Customer assets in banking accounts	25.1	24.1	4%	25.4	(1)%
Total customer assets	$176.2	$159.4	11%	$150.5	17%

Net new brokerage assets ($B)(13)	$2.4	$1.4	N.M.	$1.5	N.M.
Net new banking assets ($B)(13)	(0.2)	(0.7)	N.M.	(1.3)	N.M.
Net new customer assets ($B)(13)	$2.2	$0.7	N.M.	$0.2	N.M.

Brokerage related cash ($B)	$24.5	$22.6	8%	$20.4	20%
Other customer cash and deposits ($B)	9.0	9.3	(3)%	12.9	(30)%
Total customer cash and deposits ($B)	$33.5	$31.9	5%	$33.3	1%

Unexercised stock plan customer options (unvested) ($B)	$37.9	$31.4	21%	$27.8	36%

Market Making
Equity shares traded (MM)	166,399	144,586	15%	120,691	38%
Average revenue capture per 1,000 equity shares	$0.158	$0.144	10%	$0.184	(14)%
% of Bulletin Board equity shares to total equity shares	95.9%	96.1%	(0)%	94.9%	1%

Balance Sheet Management Metrics

Capital Ratios
Tier 1 capital ratio(14)	7.29%	7.40%	(0.11)%	6.69%	0.60%
Tier 1 capital to risk-weighted assets ratio(14)	13.71%	13.75%	(0.04)%	12.79%	0.92%
Risk-based capital ratio(14)	14.98%	15.03%	(0.05)%	14.08%	0.90%
E*TRADE Bank excess Tier 1 capital ($MM)(14)	$957.8	$976.1	(2)%	$723.6	32%
E*TRADE Bank excess Tier 1 capital to risk-weighted assets(14)	$1,703.4	$1,680.5	1%	$1,496.3	14%
E*TRADE Bank excess risk-based capital ($MM)(14)	$1,100.9	$1,089.7	1%	$899.1	22%

Loans receivable ($MM)
Average loans receivable	$16,739	$17,726	(6)%	$20,998	(20)%
Ending loans receivable, net	$15,122	$16,102	(6)%	$19,167	(21)%

Loan performance detail (all loans, including TDRs) ($MM)

One- to Four-Family
Current	$6,800	$7,286	(7)%	$8,845	(23)%
30-89 days delinquent	389	376	3%	528	(26)%
90-179 days delinquent	226	241	(6)%	387	(42)%
Total 30-179 days delinquent	615	617	0%	915	(33)%
180+ days delinquent (net of $309M, $308M and $296M in charge-offs for Q410, Q310 and Q409, respectively)	785	818	(4)%	842	(7)%
Total delinquent loans(15)	1,400	1,435	(2)%	1,757	(20)%
Gross loans receivable(16)	$8,200	$8,721	(6)%	$10,602	(23)%

Home Equity
Current	$6,121	$6,434	(5)%	$7,386	(17)%
30-89 days delinquent	175	202	(13)%	247	(29)%
90-179 days delinquent	143	142	1%	194	(26)%
Total 30-179 days delinquent	318	344	(8)%	441	(28)%
180+ days delinquent (net of $25M, $24M and $27M in charge-offs for Q410, Q310 and Q409, respectively)	52	56	(7)%	56	(7)%
Total delinquent loans(15)	370	400	(8)%	497	(26)%
Gross loans receivable(16)	$6,491	$6,834	(5)%	$7,883	(18)%

Consumer and Other
Current	$1,431	$1,548	(8)%	$1,828	(22)%
30-89 days delinquent	25	26	(4)%	30	(17)%
90-179 days delinquent	5	5	0%	6	(17)%
Total 30-179 days delinquent	30	31	(3)%	36	(17)%
180+ days delinquent	1	1	0%	1	0%
Total delinquent loans	31	32	(3)%	37	(16)%
Gross loans receivable(16)	$1,462	$1,580	(7)%	$1,865	(22)%

Total Loans Receivable
Current	$14,352	$15,268	(6)%	$18,059	(21)%
30-89 days delinquent	589	604	(2)%	805	(27)%
90-179 days delinquent	374	388	(4)%	587	(36)%
Total 30-179 days delinquent	963	992	(3)%	1,392	(31)%
180+ days delinquent	838	875	(4)%	899	(7)%
Total delinquent loans	1,801	1,867	(4)%	2,291	(21)%
Total gross loans receivable(16)	$16,153	$17,135	(6)%	$20,350	(21)%

TDR performance detail ($MM)(17)

One- to Four-Family TDRs
Current	$420	$361	16%	$129	226%
30-89 days delinquent	56	45	24%	35	60%
90-179 days delinquent	22	23	(4)%	26	(15)%
Total 30-179 days delinquent	78	68	15%	61	28%
180+ days delinquent	51	45	13%	18	183%
Total delinquent TDRs	129	113	14%	79	63%
TDRs	$549	$474	16%	$208	164%

Home Equity TDRs
Current	$389	$379	3%	$304	28%
30-89 days delinquent	57	62	(8)%	41	39%
90-179 days delinquent	39	36	8%	26	50%
Total 30-179 days delinquent	96	98	(2)%	67	43%
180+ days delinquent	3	2	50%	-	N.M.
Total delinquent TDRs	99	100	(1)%	67	48%
TDRs	$488	$479	2%	$371	32%

Total TDRs
Current	$809	$740	9%	$433	87%
30-89 days delinquent	113	107	6%	76	49%
90-179 days delinquent	61	59	3%	52	17%
Total 30-179 days delinquent	174	166	5%	128	36%
180+ days delinquent	54	47	15%	18	200%
Total delinquent TDRs	228	213	7%	146	56%
TDRs	$1,037	$953	9%	$579	79%

Activity in Allowance for Loan Losses
	Three Months Ended December 31, 2010
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 9/30/10	$397,130	$571,357	$64,354	$1,032,841
Provision for loan losses	55,791	123,155	14,838	193,784
Charge-offs, net	(63,327)	(118,423)	(13,706)	(195,456)
Allowance for loan losses, ending 12/31/10	$389,594	$576,089	$65,486	$1,031,169

	Three Months Ended September 30, 2010
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 6/30/10	$433,658	$602,867	$66,418	$1,102,943
Provision for loan losses	30,570	110,117	11,296	151,983
Charge-offs, net	(67,098)	(141,627)	(13,360)	(222,085)
Allowance for loan losses, ending 9/30/10	$397,130	$571,357	$64,354	$1,032,841

	Three Months Ended December 31, 2009
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In thousands)
Allowance for loan losses, ending 9/30/09	$450,975	$693,185	$70,358	$1,214,518
Provision for loan losses	148,742	122,338	21,322	292,402
Charge-offs, net	(109,830)	(195,456)	(18,896)	(324,182)
Allowance for loan losses, ending 12/31/09	$489,887	$620,067	$72,784	$1,182,738

Specific Valuation Allowance Activity
	As of December 31, 2010
	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(18)
	(Dollars in thousands)
One- to four-family	$548,542	$84,492	$464,050	15%	28%
Home equity	488,329	272,475	215,854	56%	59%
Total	$1,036,871	$356,967	$679,904	34%	42%

	As of September 30, 2010
	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(18)
	(Dollars in thousands)
One- to four-family	$474,697	$71,207	$403,490	15%	26%
Home equity	478,747	263,508	215,239	55%	58%
Total	$953,444	$334,715	$618,729	35%	42%

	As of December 31, 2009
	Recorded Investment in TDRs	Specific Valuation Allowance	Net Investment in TDRs	Specific Valuation Allowance as a % of TDR Loans	Total Expected Losses(18)
	(Dollars in thousands)
One- to four-family	$207,581	$26,916	$180,665	13%	21%
Home equity	371,320	166,636	204,684	45%	48%
Total	$578,901	$193,552	$385,349	33%	38%

Average Enterprise Balance Sheet Data
	Three Months Ended
	December 31, 2010
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(19)	$16,745,093	$199,817	4.77%
Margin receivables	4,889,694	52,849	4.29%
Available-for-sale mortgage-backed securities	11,812,514	85,386	2.89%
Available-for-sale investment securities	2,171,437	11,549	2.13%
Held-to-maturity securities	2,465,678	20,051	3.25%
Cash and equivalents	1,966,205	1,071	0.22%
Segregated cash	756,426	319	0.17%
Stock borrow and other	660,104	8,882	5.34%
Total enterprise interest-earning assets	$41,467,151	379,924	3.66%
Enterprise interest-bearing liabilities:
Retail deposits	$24,560,235	11,780	0.19%
Brokered certificates of deposit	110,501	1,445	5.19%
Customer payables	4,868,911	1,748	0.14%
Securities sold under agreements to repurchase	5,904,736	32,883	2.18%
FHLB advances and other borrowings	2,754,626	28,739	4.08%
Stock loan and other	656,858	359	0.22%
Total enterprise interest-bearing liabilities	$38,855,867	76,954	0.78%
Enterprise net interest income/spread(9)		$302,970	2.88%

	Three Months Ended
	September 30, 2010
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(19)	$17,732,499	$212,276	4.79%
Margin receivables	4,723,210	52,735	4.43%
Available-for-sale mortgage-backed securities	9,256,383	67,751	2.93%
Available-for-sale investment securities	3,592,623	19,024	2.12%
Held-to-maturity securities	1,708,531	14,618	3.42%
Cash and equivalents	1,861,457	1,008	0.21%
Segregated cash	172,469	87	0.20%
Stock borrow and other	642,136	6,842	4.23%
Total enterprise interest-earning assets	$39,689,308	374,341	3.77%
Enterprise interest-bearing liabilities:
Retail deposits	$23,563,424	11,985	0.20%
Brokered certificates of deposit	115,064	1,498	5.17%
Customer payables	4,124,972	1,631	0.16%
Securities sold under agreements to repurchase	6,014,572	31,224	2.03%
FHLB advances and other borrowings	2,754,055	30,426	4.32%
Stock loan and other	609,622	347	0.23%
Total enterprise interest-bearing liabilities	$37,181,709	77,111	0.82%
Enterprise net interest income/spread(9)		$297,230	2.95%

	Three Months Ended
	December 31, 2009
	Average	Operating Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Enterprise interest-earning assets:	(In thousands)
Loans(19)	$21,005,149	$255,433	4.86%
Margin receivables	3,681,814	42,329	4.56%
Available-for-sale mortgage-backed securities	8,943,055	84,150	3.76%
Available-for-sale investment securities	3,734,197	24,851	2.66%
Held-to-maturity securities	-	-	-
Cash and equivalents	3,723,229	2,389	0.25%
Segregated cash	2,015,036	1,208	0.24%
Stock borrow and other	725,944	7,714	4.22%
Total enterprise interest-earning assets	$43,828,424	418,074	3.81%
Enterprise interest-bearing liabilities:
Retail deposits	$25,656,265	22,214	0.34%
Brokered certificates of deposit	131,083	1,724	5.22%
Customer payables	5,288,419	1,815	0.14%
Securities sold under agreements to repurchase	6,514,694	42,726	2.57%
FHLB advances and other borrowings	2,748,656	30,419	4.33%
Stock loan and other	553,679	481	0.34%
Total enterprise interest-bearing liabilities	$40,892,796	99,379	0.95%
Enterprise net interest income/spread(9)		$318,695	2.86%

Reconciliation from Enterprise Net Interest Income to Net Operating Interest Income

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
	(In thousands)
Enterprise net interest income	$302,970	$297,230	$318,695
Taxable equivalent interest adjustment(20)	(293)	(292)	(315)
Customer cash held by third parties and other(21)	2,247	1,997	2,592
Net operating interest income	$304,924	$298,935	$320,972

SUPPLEMENTAL INFORMATION

Reporting Changes

In the first quarter of 2010, the Company revised its segment financial reporting to reflect the manner in which its chief operating decision maker had begun assessing the Company’s performance and making resource allocation decisions. The Company no longer allocates costs associated with certain functions that are centrally managed to its operating segments. These costs are separately reported in a “Corporate/Other” category.

In addition, the Company now reports FDIC insurance premiums expense in its balance sheet management segment. These expenses were previously reported in its trading and investing segment. Balance sheet management paid the trading and investing segment for the use of its deposits via a deposit transfer pricing arrangement and this payment included a reimbursement for the cost associated with FDIC insurance. This change did not impact the income (loss) before income taxes of either segment as the component of the deposit transfer pricing payment for FDIC insurance premiums expense was removed.

All prior periods have been adjusted to reflect the Company’s 1-for-10 reverse stock split that became effective in the second quarter of 2010. See endnote (2) for line items that have been impacted by this change.

Subsequent to the issuance of the Company’s interim financial statements as of and for the period ended September 30, 2009 and during the preparation of the consolidated financial statements for the year ended December 31, 2009, management determined that the previously reported income tax benefit for the three months ended September 30, 2009 was overstated as a result of preparation and effective tax rate errors. The net effect of correcting these errors was to reduce the Company’s income tax benefit for the three months ended September 30, 2009 by $23 million. The Company has corrected the unaudited financial statements for the three months ended September 30, 2009 for the overstatement of the estimated income tax benefit. Based on an evaluation of all relevant factors, management concluded the overstatement of income tax benefit was immaterial to the Company’s results for the three months ended September 30, 2009 as well as to the quarterly trend of earnings. Therefore, the Company determined that an amendment of its previously filed Form 10-Q for the quarterly period ended September 30, 2009 was not necessary.

Explanation of Non-GAAP Measures and Certain Metrics

Management believes that net loss and EPS excluding the non-cash charge on debt exchange, tangible book value per share, corporate cash, EBITDA, interest coverage and Bank earnings before taxes and before credit losses are appropriate measures for evaluating the operating and liquidity performance of the Company. Management believes that adjusting GAAP measures by excluding or including certain items is helpful to investors and analysts who may wish to use some or all of this information to analyze our current performance, prospects and valuation. Management uses non-GAAP information internally to evaluate our operating performance and in formulating our budget for future periods.

Net Loss and EPS Excluding the Non-Cash Charge on Debt Exchange

Net loss excluding the non-cash charge on debt exchange represents net loss plus the non-cash charge on the debt exchange, net of tax. EPS excluding the non-cash charge on debt exchange represents net loss plus the non-cash charge on the debt exchange, net of tax, divided by diluted shares. Management believes that excluding the non-cash charge associated with the debt exchange from net loss and EPS provides useful additional measures of the Company’s ongoing operating performance because the charge is not directly related to our performance. See endnote (1) for a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Tangible Book Value per Share

Tangible book value per share represents shareholders’ equity less goodwill (net of related deferred tax liability) and other intangible assets divided by common stock outstanding. The Company believes that tangible book value per share is a measure of the Company’s capital strength. See endnote (7) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Corporate Cash

Corporate cash represents cash held at the parent company as well as cash held in certain subsidiaries that can distribute cash to the parent company without any regulatory approval. The Company believes that corporate cash is a useful measure of the parent company’s liquidity as it is the primary source of capital above and beyond the capital deployed in our regulated subsidiaries. See our financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

EBITDA

EBITDA represents net income (loss) before taxes, depreciation and amortization and corporate interest expense. Management believes that EBITDA provides a useful additional measure of our performance by excluding certain non-cash charges and expenses that are not directly related to the performance of our business.

Interest Coverage

Interest coverage represents EBITDA divided by corporate interest expense. Management believes that by excluding the charges and expenses that are excluded from EBITDA, interest coverage provides a useful additional measure of our ability to continue to meet our interest obligations and our liquidity. See endnote (10) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Bank Earnings Before Taxes and Before Credit Losses

Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank’s holding company, ETB Holdings, Inc. (“Bank”) before provision for loan losses, gains on loans and securities, net, net impairment and losses on early extinguishment of FHLB advances. See endnote (11) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and losses on securities. Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital.

It is important to note these metrics and other non-GAAP measures may involve judgment by management and should be considered in addition to, not as a substitute for, or superior to, net income (loss), consolidated statements of cash flows, or other measures of financial performance prepared in accordance with GAAP. For additional information on the adjustments to these non-GAAP measures, please see our financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

ENDNOTES

(1) The year ended December 31, 2009 included a $968 million pre-tax non-cash charge for corporate debt extinguished in relation to the Company’s $1.74 billion debt exchange, which had an after-tax impact of approximately $773 million or $7.06 loss per share. The following tables provide a reconciliation of GAAP net loss and EPS to non-GAAP net loss and EPS (dollars in thousands, except per share amounts):

	Year Ended December 31, 2009
	Net Loss	Diluted Net Loss per share
Net loss	$(1,297,762)	$(11.85)
Add back: non-cash charge on Debt Exchange	772,908	7.06
Adjusted net loss	$(524,854)	$(4.79)

(2) All prior periods have been adjusted to reflect the Company’s 1-for-10 reverse stock split that became effective in the second quarter of 2010. Financial information impacted by this capital change includes EPS, weighted average shares, outstanding shares, common stock and APIC.

(3) Because the Company reported a net loss for the periods presented, the calculation of diluted net loss per share does not include common stock equivalents as they are anti-dilutive and would result in a reduction of net loss per share.

(4) Reflects elimination of transactions between Trading and Investing and Balance Sheet Management segments, which includes deposit and intercompany transfer pricing arrangements.

(5) Amounts and percentages may not calculate due to rounding.

(6) Operating margin is the percentage of net revenue that results in income (loss) before other income (expense) and income taxes. The percentage is calculated by dividing income (loss) before other income (expense) and income taxes by total net revenue.

(7) The following tables provide a reconciliation of GAAP book value and book value per share to non-GAAP tangible book value and tangible book value per share (dollars in thousands, except per share amounts):

	Q4 2010	Q3 2010	Q4 2009
Book value	$4,052,445	$4,164,471	$3,749,555
Less: Goodwill and other intangibles, net	(2,265,379)	(2,272,406)	(2,308,730)
Less: Deferred tax liability related to goodwill	219,028	211,667	178,157
Tangible book value	$2,006,094	$2,103,732	$1,618,982

	Q4 2010	Q3 2010	Q4 2009
Book value per share	$18.35	$18.87	$19.80
Less: Goodwill and other intangibles, net per share	(10.26)	(10.30)	(12.19)
Less: Deferred tax liability related to goodwill per share	0.99	0.96	0.94
Tangible book value per share	$9.08	$9.53	$8.55

(8) Corporate cash is an indicator of the liquidity at the parent company. Corporate cash for December 31, 2009 included $15.2 million, which was invested in The Reserve Primary Fund and included as a receivable in the other assets line item as The Reserve Primary Fund had not indicated when the remaining funds would be distributed back to investors. We received the final distribution from The Reserve Primary Fund during Q110.

(9) Enterprise net interest spread is the taxable equivalent rate earned on average enterprise interest-earning assets less the rate paid on average enterprise interest-bearing liabilities, excluding corporate interest-earning assets and liabilities and customer cash held by third parties.

(10) Interest coverage represents the ratio of the Company’s EBITDA to its corporate interest expense. The interest coverage ratio based on the Company’s net income was (0.6), 0.2 and (1.7) for the three months ended December 31, 2010, September 30, 2010 and December 31, 2009, respectively.

(11) Bank earnings before taxes and before credit losses represents the pre-tax earnings of E*TRADE Bank’s holding company, ETB Holdings, Inc. (“Bank”) before provision for loan losses, gains on loans and securities, net, net impairment and losses on early extinguishment of FHLB advances. This metric shows the amount of earnings that the Bank, after accruing for the interest expense on its trust preferred securities, generates each quarter prior to credit related losses, primarily provision and loss on securities. Management believes this non-GAAP measure is useful to investors and analysts as it is an indicator of the level of credit related losses the Bank can absorb without causing a decline in E*TRADE Bank’s excess risk-based capital(a). Below is a reconciliation of Bank earnings before taxes and before credit losses from loss before income taxes (dollars in thousands):

	Q4 2010	Q3 2010	Q4 2009
Income (loss) before income taxes	$(25,015)	$35,544	$(128,530)
Add back:
Non-bank loss before income tax benefit(b)	71,910	49,775	80,286
Provision for loan losses	193,784	151,983	292,402
Gains on loans and securities, net	(41,354)	(46,904)	(18,667)
Net impairment	9,559	7,301	21,412
Bank earnings before taxes and before credit losses	$208,884	$197,699	$246,903

(a) Excess risk-based capital is the excess capital that E*TRADE Bank has compared to the regulatory minimum well-capitalized threshold.

(b) Non-bank loss represents all of the Company’s subsidiaries, including Corporate, but excluding the Bank.

(12) These metrics have been updated for prior periods to exclude international local activity.

(13) Net new customer assets are total inflows to all new and existing customer accounts less total outflows from all closed and existing customer accounts. The net new banking assets and net new brokerage assets metrics treat asset flows between E*TRADE entities in the same manner as unrelated third party accounts.

(14) Capital ratios are at the E*TRADE Bank level. The ratios and excess capital amounts are Q410 estimates based on the regulatory minimum well-capitalized threshold. Below is a reconciliation of beginning E*TRADE Bank excess risk-based capital to ending E*TRADE Bank excess risk-based capital for the quarterly periods presented:

	Q4 2010	Q3 2010	Q4 2009
Beginning E*TRADE Bank excess risk-based capital ($MM)	$1,090	$1,008	$985
Bank earnings before taxes and before credit losses	209	198	247
Provision for loan losses	(194)	(152)	(292)
Loan portfolio run-off (a)	73	72	81
Margin decrease (increase)	(56)	22	(37)
Capital upstream (b)	(26)	(34)	(28)
Other capital changes (c)	5	(24)	(57)
Ending E*TRADE Bank excess risk-based capital ($MM)	$1,101	$1,090	$899

(a) The capital release from loan portfolio run-off includes the decrease in risk-based capital required for our one- to four-family, home equity and consumer loan portfolios.

(b) Represents cash flows to and from the parent company.

(c) Represents the capital impact related to changes in other risk-weighted assets.

(15) Delinquent loans include charge-offs for loans that are bankrupt or are 180 days past due which have been written down to their fair value. The following table shows the total amount of charge-offs on loans that are still held by the Company as of the periods presented (dollars in millions):

	Q4 2010	Q3 2010	Q4 2009
One- to four-family	$419	$400	$335
Home equity	141	141	121
Total charge-offs	$560	$541	$456

(16) Includes unpaid principal balances and premiums (discounts).

(17) The TDR loan performance detail is a subset of the Company’s total loan performance.

(18) The total expected loss on TDRs includes both the previously recorded charge-offs and the specific valuation allowance.

(19) Excludes loans to customers on margin.

(20) Gross-up for tax-exempt securities.

(21) Includes interest earned on average customer assets of $3.3 billion, $3.0 billion and $3.1 billion for the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009, respectively, held by parties outside E*TRADE Financial, including third party money market funds and sweep deposit accounts at unaffiliated financial institutions.

CONTACT:
E*TRADE Financial Media Relations Contact
Susan Hickey, 646-521-4675
susan.hickey@etrade.com
or
E*TRADE Financial Investor Relations Contact
Brett Goodman, 646-521-4406
brett.goodman@etrade.com